                                                                       EXHIBIT 8





                               February 22, 1996




FFE Financial Corp.
1200 South McCall Road
Englewood, Florida 34223

         Re: Agreement and Plan of Merger by and among SouthTrust Corporation, SouthTrust of Florida, Inc., and FFE Financial Corp.


Ladies and Gentlemen:

                 You have requested the opinion of Bradley, Arant, Rose & White, as counsel to SouthTrust Corporation, a Delaware corporation and a bank holding company registered pursuant to the Bank Holding Company Act (12 USC
Section 1841, et seq.) and Regulation Y promulgated thereunder ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated November 3, 1995 (the "Merger Agreement"), by and between SouthTrust of Florida, Inc., a Florida corporation and a wholly-owned subsidiary of SouthTrust ("ST-Sub"), and FFE Financial Corp., a Delaware corporation ("FFE"), and joined in by SouthTrust. Specifically, you have requested us to opine that the merger of FFE with and into ST-Sub (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the stockholders of FFE upon the receipt solely of SouthTrust common stock in exchange for their FFE common stock upon consummation of the Merger.

                 This opinion is being rendered pursuant to the requirements of
Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") which is being filed today on SouthTrust's behalf with the Securities Exchange Commission under the Securities Act of 1933, as amended, and pursuant to Section 5.11 of the Merger Agreement. Capitalized terms used

FFE Financial Corp.

February 22, 1996

Page 2
----------------------------

herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                 In rendering the opinion set forth below, we have examined and relied upon originals or copies of the Merger Agreement, and such other documents and materials as we have deemed necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of FFE and SouthTrust included in the Merger Agreement. In addition, in rendering this opinion we have made certain assumptions as set forth below.

                 The opinion stated below is based upon the relevant provisions of the Code, regulations promulgated pursuant thereto by the Department of the Treasury and the Internal Revenue Service (the "IRS"), current administrative rulings and applicable judicial decisions, all of which are subject to change. Neither SouthTrust, ST-Sub nor FFE has requested or will receive an advance ruling from the IRS as to any of the federal income tax effects to holders of FFE Common Stock of the Merger, or of any of the federal income tax effects to SouthTrust, ST-Sub or FFE of the Merger. Our opinion set forth below is not binding upon the IRS, and there can be no assurance, and none hereby is given, that the IRS will not take a position contrary to one or more of the positions reflected herein, or that our opinion will be upheld by the courts if challenged by the IRS.


                                     FACTS

                 SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including ST-Sub, that file consolidated federal income tax returns on the calendar year basis. The authorized capital stock of SouthTrust consists of 200,000,000 shares of common stock, par value $2.50 per share (the "SouthTrust Common Stock"), of which a total of 87,903,683 shares were issued and outstanding as of December 31, 1995, and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. SouthTrust Common Stock is publicly held and publicly traded through the Automated Quotation System of the Nasdaq Stock Market ("NASDAQ").

                 ST-Sub is a corporation organized pursuant to the laws of the state of Florida. Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of ST-Sub, and ST-Sub will own 100% of the capital stock of SouthTrust Bank of Florida, N.A., a national

FFE Financial Corp.

February 22, 1996

Page 3
----------------------------


banking corporation ("ST-Bank"). Both of ST-Sub and ST-Bank are included in the consolidated federal income tax return of SouthTrust.

                 FFE is a corporation organized pursuant to the laws of the State of Delaware. As of November 3, 1995, the authorized capital stock of FFE consisted of (i) 2,000,000 shares of common stock, par value $0.01, of which 473,986 shares were issued and outstanding (the "FFE Common Stock"), and (ii) 500,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding (together with the FFE Common Stock, the "FFE Capital Stock"), and there has been no change in the number of shares of FFE Capital Stock outstanding as of the date hereof. FFE directly or indirectly owns 100% of the issued and outstanding capital stock of several subsidiary corporations (the "FFE Subsidiaries"), including First of Englewood, FSB, a federal savings bank (the "Bank"). FFE is an accrual method taxpayer using a calendar year accounting period.

                 As of September 30, 1995, FFE had 46,288 shares of FFE Common Stock reserved for issuance under the FFE 1992 Stock Option and Incentive Option Plan for the benefit of employees and directors of FFE and the Bank, pursuant to which options to purchase 40,731 shares of FFE Common Stock were outstanding as of such date (the "FFE Stock Options"). The average exercise price of the FFE Stock Options was $10.08 per share. Also as of September 30, 1995, 11,111 shares of FFE Common Stock were issued and outstanding under the FFE Management Retention Plan (the "MRP"), a restricted stock arrangement.


                           THE PROPOSED TRANSACTIONS

                 Pursuant to the Merger Agreement as amended, the following transactions will take place:

                 (1) FFE will merge with and into ST-Sub in accordance with the applicable corporation laws of the States of Florida and Delaware (the "Corporate Laws"), after which ST-Sub will be the surviving corporation.
ST-Sub will acquire all of the assets and assume all of the liabilities of FFE. ST-Sub will be the surviving corporation and the separate corporate existence of FFE will terminate.

                 (2) As a result of the Merger, each share of FFE Common Stock issued and outstanding, except for those shares of FFE Common Stock with respect to which the holder exercises rights of dissent, will be exchanged for:
(i) cash in the amount of $10.80, subject to adjustment as provided in Section 1.2(b) of the Merger Agreement (the "Cash Consideration"), and (ii) 0.645 shares of SouthTrust Common Stock, with such number subject to adjustment, all as set forth in the Merger Agreement.

FFE Financial Corp.

February 22, 1996

Page 4
----------------------------


                 (3) No fractional shares of SouthTrust Common Stock will be issued in the Merger; each holder of FFE Common Stock who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

                 (4) Any holder of shares of FFE Common Stock who dissents from the Merger will be entitled to receive from the surviving corporation the appraisal value of his or her shares in cash.

                 (5) Immediately following the consummation of the Merger, and the receipt of required regulatory approvals, the Bank will be merged with and into ST-Bank in accordance with the provisions of the Corporate Laws, and ST-Bank shall be the surviving bank.

                 (6) Each holder of an FFE Stock Option which was outstanding as of November 3, 1995, and which remains outstanding immediately prior to the Effective Time, will receive from SouthTrust at the Effective Time, in settlement and cancellation of such FFE Stock Options, an amount of cash equal to the product of (i) the number of shares of FFE Common Stock subject to such option, and (ii) the excess, if any, of the total value of the consideration to be exchanged by SouthTrust for each share of FFE Common Stock to be surrendered pursuant to the Merger Agreement, net of any amount which is required to be withheld under applicable state and federal income and employment tax laws; or, at the election of each optionholder, an FFE Stock Option will be assumed by SouthTrust and will become an option to purchase shares of SouthTrust Common Stock, all as described in Section 5.12(a) of the Merger Agreement.

                 (7) Each outstanding share of FFE Common Stock awarded pursuant to the MRP that is unvested immediately prior to the Effective Time shall be cancelled in exchange for a per share cash payment from SouthTrust at the Effective Time equal to the total value of the per share consideration to be exchanged by SouthTrust for each share of FFE Common Stock pursuant to the Merger Agreement, net of any amount which is required to be withheld under applicable state and federal income and employment tax laws.


                                REPRESENTATIONS

                 Officers of FFE and SouthTrust each have made certain written representations to us on behalf of their respective institutions by letters each of even date herewith (the "Representation Letters"), and with your consent, we have relied upon the accuracy and validity of these representations provided in the Representation Letters in offering the opinions expressed below.

FFE Financial Corp.

February 22, 1996

Page 5
----------------------------


                                    OPINION

                 Upon the basis of the foregoing facts, assumptions and representations, and solely for purposes of the Code, we are of the opinion that:

                 (i) The Merger will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. FFE, SouthTrust, and ST-Sub each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                 (ii) FFE stockholders will recognize no gain or loss upon their exchange of FFE Common Stock solely for SouthTrust Common Stock.

                 (iii) The basis of the shares of SouthTrust Common Stock received by the stockholders of FFE (including any fractional share interests to which they may be entitled) will be the same as the basis of the shares of FFE Common Stock surrendered in exchange therefor.

                 (iv) The holding period of the shares of SouthTrust Common Stock received by FFE stockholders (including any fractional share interests to which they may be entitled) will include the period during which the shares of FFE Common Stock surrendered in exchange therefor was held by the FFE stockholders, provided that the shares of FFE Common Stock surrendered were held as a capital asset within the meaning of Section 1221 of the Code by the FFE stockholders as of the Effective Time.

                 (v) FFE stockholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their shares of FFE Common Stock, subject to the provisions and limitations of Section 302 of the Code. Those FFE stockholders who receive only cash, and who hold no SouthTrust Common Stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger will be treated as having a complete termination of their interests in FFE within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for each such stockholder's FFE Common Stock as provided in Section 302(a) of the Code. As further provided in Section 1001 of the Code, gain will be realized and recognized by such stockholders measured by the difference between the redemption price and the adjusted basis of the shares of FFE Common Stock surrendered as determined under Section 1011 of the Code. Provided that
Section 341 of the Code (relating to collapsible corporations) is inapplicable and the FFE Common Stock is held as a capital asset by such stockholders, the gain, if any, will constitute capital gain. Such gain will constitute long-term capital gain if the surrendered shares of FFE Common Stock were held by the stockholder for a period greater than one year prior to the Merger; if the surrendered shares of FFE Common Stock were held by such stockholder for a period of one year or less, the gain will constitute short-term capital gain.

FFE Financial Corp.

February 22, 1996

Page 6
----------------------------


                 (vi) FFE stockholders who receive the Cash Consideration will be treated for federal income tax purposes as if SouthTrust Common Stock having a value equal to such Cash Consideration actually was issued as part of the Merger and then was redeemed by SouthTrust in exchange for the Cash Consideration, and the Cash Consideration will be treated as a distribution in full payment in exchange for such FFE Common Stock, subject to the provisions and limitations of Section 302 of the Code.

                 (vii) The receipt by a holder of FFE Common Stock of cash in lieu of a fractional share of SouthTrust Common Stock will be treated as though such fractional share were issued to such holder of FFE Common Stock in the Merger and thereafter redeemed by SouthTrust for cash. The receipt of such cash in lieu of a fractional share by a holder of FFE Common Stock will be treated as a distribution by SouthTrust in full payment in exchange for the fractional share as provided in Section 302(a) of the Code.

                 This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust or ST-Sub other than those expressly stated in the above opinion.

                 Our opinion, as stated above, is based upon our analysis of the current Internal Revenue Code of 1986, as amended, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinion set forth above may be affected and may not be relied upon.

                 Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinions. We specifically express no opinion with respect to the income or other tax consequences of transactions affecting the FFE Stock Options and the unvested shares held under the MRP.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal

FFE Financial Corp.

February 22, 1996

Page 7
----------------------------


Income Tax Consequences" in the Registration Statement and in the proxy statement/prospectus which is included as part of the Registration Statement.


                                        Yours very truly,


                                        /s/ Bradley, Arant, Rose & White